Exhibit 23.5

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of XL Group Ltd of our report dated February 10, 2015 except with respect to restricted cash, Note 7 and Note 16 as described in Note 2 to the consolidated financial statements, as to which the date is March 6, 2015, relating to the financial statements of Catlin Group Limited, which appears in XL Group plc’s Current Report on Form 8-K dated March 19, 2015.

/s/ PricewaterhouseCoopers Ltd
Bermuda
October 31, 2017